NEWS RELEASE

Date:                                  May 4, 2011

Contact:                                L. Andrew Westbrook, III – President and CEO
William B. West – Executive Vice President
                                               Robert E. Dye, Jr. – Senior Vice President and CFO

To:                                         News Media

Release Date:                      Immediate

PEOPLES BANCORPORATION, INC.

ANNOUNCES

First Quarter 2011 Financial Results

Easley, SC – Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina; Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $430,000 for the quarter ending March 31, 2011 compared to a total consolidated loss of $1,100,000 for the first quarter of 2010.  The results for the first quarter of 2011 represent the fourth consecutive profitable quarter of operations for the Company.  After recording a loss of $8,376,000 in fiscal 2008 and nominal profits in fiscal 2009 and 2010, the Company has recorded total consolidated earnings of $1,913,000 over the four quarter periods ending March 31, 2011.

Total assets at March 31, 2011 were $548,888,000 compared to $552,426,000 in total assets at March 31, 2010.  At March 31, 2011 total gross loans and deposits were $331,243,000 and $479,891,000 compared to $369,122,000 and $479,973,000 at March 31, 2010, respectively.

Commenting on the Company’s performance, Company President and CEO, L. Andrew Westbrook, III stated, “While earnings are not where we would like for them to be, they are indicative of our Company’s ongoing ability to operate “in the black” and to persevere in very difficult economic times.  While the level of non-performing assets remains high compared to historical levels, we continue to maintain our allowance for loan losses at levels we believe are sufficient to absorb losses inherent in our current loan portfolio.  Because of the continued weakness in the local real estate market and the economy in general, we expect to continue to make provisions for loan losses the remainder of this year in order to keep our allowance for loan losses near its current level of 2.44%.”

Westbrook continued, commenting further on the Company and its performance, “While improving credit quality remains our top priority, our next highest priority is capital and liquidity.  As we reported to our shareholders in our annual report, all three of our banks are considered to be ‘well capitalized,’ which is the highest regulatory designation, and our liquidity remains strong with no dependence on borrowed funds.

We have been and will continue to be aggressive in dealing with our non-performing assets.  Our net interest margin, which increased 5 basis points to 3.87% for the first quarter of 2011 over the prior year’s level, combined with a continued focus on expense control, has given us the ability to diligently and aggressively address our present level of problem assets.  Throughout the remainder of this year we plan to continue to focus on controlling expenses and protecting our margin.”

In closing, Westbrook commented on the Company’s participation in the U.S. Treasury’s Capital Purchase Program and the Company’s plans for repaying the $12.6 million it acquired in connection with the program.  Westbrook stated, “In 2008, we were fortunate to be approved to participate in this program and were able to qualify for $12.6 million under it.  The funds that were made available to us have allowed us to maintain our capital levels above regulatory minimums and continue to lend and operate in these very difficult economic times. As the economy improves and as our earnings return to more historical levels, we plan to begin repaying the $12.6 million from those earnings.”

Currently, The Peoples National Bank, celebrating its 25th anniversary in 2011,  maintains five locations: two in Easley, one in Pickens, one in Powdersville, and one in Greenville, South Carolina; Bank of Anderson, N.A. maintains two locations in Anderson, South Carolina; and Seneca National Bank maintains one location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results.  Additional information concerning some of the factors that could cause materially different results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarter ended March 31, 2011, which are or will be available from the Securities and Exchange Commission’s public reference facilities or from the Company’s shareholders’ relations department.

PEOPLES BANCORPORATION, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Amounts in thousands except share information)

	Three Months Ended March 31,
Income Statement	2011	2010	Change
Net interest income	$4,726	$4,738	-0.25%
Provision for loan losses	1,040	3,425	-69.64%
Other income	1,053	934	12.74%
Other expense	4,304	4,132	4.16%
Income (loss) before income taxes	435	(1,885)	N/A
Provision (benefit) for income taxes	5	(785)	N/A
Net income (loss)	$430	$(1,100)	N/A
Dividends paid or accumulated on preferred stock	173	172	0.58%
Net amortization of preferred stock	33	33	0.00%
Net income (loss) available to common shareholders	$224	$(1,305)	N/A

Return on average assets (1) (2)	0.32%	-3.16%
Return on average common equity (1) (3)	2.27%	-12.72%

Net income (loss) per common share
Basic	$0.03	$(0.19)
Diluted	$0.03	$(0.19)

	March 31,	March31,	December 31,
	2011	2010	2010
Balance Sheet	(Unaudited)	(Unaudited)	(Audited)
Total assets	$548,888	$552,426	$541,070
Gross loans	331,243	369,122	340,713
Allowance for loan losses	8,082	8,665	7,919
Loans, net	323,161	360,457	332,794
Securities	150,134	115,536	142,294
Total earning assets	496,406	499,648	490,696
Total deposits	479,891	479,973	474,754
Shareholders’ equity	52,632	53,265	52,298
Book value per common share	5.68	5.79	5.64

(1)	Annualized
(2)	Return on average assets is calculated as net income (loss) divided by average assets.
(3)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	March 31,	December 31,	June 30,	March 31,	December 31,
Asset Quality Data	2011	2010	2010	2010	2009
Nonperforming loans
Non-accrual loans	$16,254	$15,734	$16,660	$16,496	$14,881
Past due loans 90 days + and still accruing	106	-	29	120	-
Total nonperforming loans	16,360	15,734	16,689	16,616	14,881
Other real estate owned	13,313	13,344	13,426	12,596	11,490
Total nonperforming assets	$29,673	$29,078	$30,115	$29,212	$26,371

Net charge-offs for quarter ended	$877	$913	$1,338	$2,192	$1,275

Nonperforming assets as a percentage of
total loans and other real estate	8.61%	8.21%	8.05%	7.65%	6.85%
Nonperforming assets to total assets	5.41%	5.37%	5.60%	5.29%	4.74%
Allowance for loan losses to nonperforming loans	49.40%	50.33%	50.15%	52.15%	49.94%
Allowance for loan losses to total
loans outstanding	2.44%	2.32%	2.35%	2.35%	1.99%
Quarterly net charge-offs to total
loans outstanding	0.26%	0.27%	0.37%	0.59%	0.34%

Capital Ratios
Total Capital (to risk-weighted assets)	14.46%	14.12%	13.85%	13.37%	13.67%
Tier 1 Capital (to risk-weighted assets)	13.21%	12.86%	12.59%	12.11%	12.41%
Tier 1 Capital (to average assets)	8.98%	8.92%	8.87%	8.66%	9.03%